Exhibit 99.13

164 Dissenting shareholders appraisal rights

(1)          This section does not apply in any circumstances relating to a transaction, agreement or offer pursuant to a business rescue plan that was approved by shareholders of a company, in terms of section 152.

(2)           If a company has given notice to shareholders of a meeting to consider adopting a resolution to-

(a)
amend its Memorandum of Incorporation by altering the preferences, rights, limitations or other terms of any class of its shares in any manner materially adverse to the rights or interests of holders of that class of shares, as contemplated in section 37 (8); or

(b)	enter into a transaction contemplated in section 112, 113, or 114, that notice must include a statement informing shareholders of their rights under this section.

(3)          At any time before a resolution referred to in subsection (2) is to be voted on, a dissenting shareholder may give the company a written notice objecting to the resolution.

(4)          Within 10 business days after a company has adopted a resolution contemplated in this section, the company must send a notice that the resolution has been adopted to each shareholder who-

(a)	gave the company a written notice of objection in terms of subsection (3); and

(b)	has neither-

(i)	withdrawn that notice; or

(ii)	voted in support of the resolution.

(5)          A shareholder may demand that the company pay the shareholder the fair value for all of the shares of the company held by that person if-

(a)	the shareholder-

(i)	sent the company a notice of objection, subject to subsection (6); and

(ii)	in the case of an amendment to the company’s Memorandum of Incorporation, holds shares of a class that is materially and adversely affected by the amendment;

(b)	the company has adopted the resolution contemplated in subsection (2); and

(c)	the shareholder-

(i)	voted against that resolution; and

(ii)	has complied with all of the procedural requirements of this section.

(6)          The requirement of subsection (5) (a) (i) does not apply if the company failed to give notice of the meeting, or failed to include in that notice a statement of the shareholders rights under this section.

(7)          A shareholder who satisfies the requirements of subsection (5) may make a demand contemplated in that subsection by delivering a written notice to the company within-

(a)	20 business days after receiving a notice under subsection (4); or

(b)	if the shareholder does not receive a notice under subsection (4), within 20 business days after learning that the resolution has been adopted.

(8)          A demand delivered in terms of subsections (5) to (7) must also be delivered to the Panel, and must state-

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder seeks payment; and

(c)	a demand for payment of the fair value of those shares.

[Sub-s. (8) amended by s. 103 (a) of Act 3 of 2011 (wef 1 May 2011).]

(9)          A shareholder who has sent a demand in terms of subsections (5) to (8) has no further rights in respect of those shares, other than to be paid their fair value, unless-

(a)	the shareholder withdraws that demand before the company makes an offer under subsection (11), or allows an offer made by the company to lapse, as contemplated in subsection (12) (b);

(b)	the company fails to make an offer in accordance with subsection (11) and the shareholder withdraws the demand; or

(c)	the company, by a subsequent special resolution, revokes the adopted resolution that gave rise to the shareholder’s rights under this section.

[Para. (c) substituted by s. 103 (b) of Act 3 of 2011 (wef 1 May 2011).]

(10)          If any of the events contemplated in subsection (9) occur, all of the shareholder’s rights in respect of the shares are reinstated without interruption.

(11)          Within five business days after the later of-

(a)	the day on which the action approved by the resolution is effective;

(b)	the last day for the receipt of demands in terms of subsection (7) (a); or

(c)	the day the company received a demand as contemplated in subsection (7) (b), if applicable,

the company must send to each shareholder who has sent such a demand a written offer to pay an amount considered by the company’s directors to be the fair value of the relevant shares, subject to subsection (16), accompanied by a statement showing how that value was determined.

(12)          Every offer made under subsection (11)-

(a)	in respect of shares of the same class or series must be on the same terms; and

(b)	lapses if it has not been accepted within 30 business days after it was made.

(13)          If a shareholder accepts an offer made under subsection (12)-

(a)	the shareholder must either in the case of-

(i)	shares evidenced by certificates, tender the relevant share certificates to the company or the company’s transfer agent; or

(ii)	uncertificated shares, take the steps required in terms of section 53 to direct the transfer of those shares to the company or the company’s transfer agent; and

(b)	the company must pay that shareholder the agreed amount within 10 business days after the shareholder accepted the offer and-

(i)	tendered the share certificates; or

(ii)	directed the transfer to the company of uncertificated shares.

(14)          A shareholder who has made a demand in terms of subsections (5) to (8) may apply to a court to determine a fair value in respect of the shares that were the subject of that demand, and an order requiring the company to pay the shareholder the fair value so determined, if the company has-

(a)	failed to make an offer under subsection (11); or

(b)	made an offer that the shareholder considers to be inadequate, and that offer has not lapsed.

(15)          On an application to the court under subsection (14)-

(a)	all dissenting shareholders who have not accepted an offer from the company as at the date of the application must be joined as parties and are bound by the decision of the court;

(b)	the company must notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to participate in the court proceedings; and

(c)	the court-

(i)	may determine whether any other person is a dissenting shareholder who should be joined as a party;

(ii)	must determine a fair value in respect of the shares of all dissenting shareholders, subject to subsection (16);

(iii)	in its discretion may-

(aa)	appoint one or more appraisers to assist it in determining the fair value in respect of the shares; or

(bb)	allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective, until the date of payment;

(iv)	may make an appropriate order of costs, having regard to any offer made by the company, and the final determination of the fair value by the court; and

(v)	must make an order requiring-

(aa)	the dissenting shareholders to either withdraw their respective demands or to comply with subsection (13) (a); and

[Item (aa) substituted by s. 103 (c) of Act 3 of 2011 (wef 1 May 2011).]

(bb)
the company to pay the fair value in respect of their shares to each dissenting shareholder who complies with subsection (13) (a), subject to any conditions the court considers necessary to ensure that the company fulfils its obligations under this section.

(15A)          At any time before the court has made an order contemplated in subsection (15) (c) (v), a dissenting shareholder may accept the offer made by the company in terms of subsection (11), in which case-

(a)	that shareholder must comply with the requirements of subsection (13) (a); and

(b)	the company must comply with the requirements of subsection (13) (b).

[Sub-s. (15A) inserted by s. 103 (d) of Act 3 of 2011 (wef 1 May 2011).]

(16)          The fair value in respect of any shares must be determined as at the date on which, and time immediately before, the company adopted the resolution that gave rise to a shareholder’s rights under this section.

(17)          If there are reasonable grounds to believe that compliance by a company with subsection (13) (b), or with a court order in terms of subsection (15) (c) (v) (bb), would result in the company being unable to pays its debts as they fall due and payable for the ensuing 12 months-

(a)	the company may apply to a court for an order varying the company’s obligations in terms of the relevant subsection; and

(b)	the court may make an order that-

(i)	is just and equitable, having regard to the financial circumstances of the company; and

(ii)
ensures that the person to whom the company owes money in terms of this section is paid at the earliest possible date compatible with the company satisfying its other financial obligations as they fall due and payable.

(18)          If the resolution that gave rise to a shareholder’s rights under this section authorised the company to amalgamate or merge with one or more other companies, such that the company whose shares are the subject of a demand in terms of this section has ceased to exist, the obligations of that company under this section are obligations of the successor to that company resulting from the amalgamation or merger.

(19)          For greater certainty, the making of a demand, tendering of shares and payment by a company to a shareholder in terms of this section do not constitute a distribution by the company, or an acquisition of its shares by the company within the meaning of section 48, and therefore are not subject to-

(a)	the provisions of that section; or

(b)	the application by the company of the solvency and liquidity test set out in section 4.

(20)          Except to the extent-

(a)	expressly provided in this section; or

(b)	that the Panel rules otherwise in a particular case,

a payment by a company to a shareholder in terms of this section does not obligate any person to make a comparable offer under section 125 to any other person.

[Sub-s. (20) added by s. 103 (e) of Act 3 of 2011 (wef 1 May 2011).]